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                                Exhibit 11
           Statement Regarding Computation of Per Share Earnings



                                For the three months ended,
                              March 31, 1996   March 31, 1995
                           (In Thousands, Except Per Share Data)
Primary net income per share
Net Income:
Net Income as reported             $ 11,628         $ 11,320

Shares:
Weighted average number of
  common shares
  outstanding                        19,463           19,363

Common stock equivalents
  (stock options)                       197              207
                                     19,660           19,570

Primary earnings per share              .59              .58

Fully diluted net income per share
Net Income:
 Net income as reported             $11,628          $11,320

Shares:
 Weighted average number
  of common shares
  outstanding                        19,463           19,363

 Dilutive instruments
  (exercisable stock
  options whether or not
  dilutive)                           1,074            1,003
 Fully diluted shares                20,537           20,366

Fully diluted net income
  per share                         $   .57          $   .56